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                                                                EXHIBIT 10(b)(2)

                                   SPECIMEN
                             EMPLOYMENT AGREEMENT
                             --------------------
                                   (FORM B)

     THIS EMPLOYMENT AGREEMENT (the "AGREEMENT"), is made and entered into as of the first day of March, 2000 (the "EFFECTIVE DATE"), by and between Imperial Sugar Company, a Texas corporation (hereafter "COMPANY") and ___________________ (hereafter "EXECUTIVE"), an individual;

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Company wishes to continue to secure the services of the Executive subject to the terms and conditions hereafter set forth; and

     WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth,

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

     1. EMPLOYMENT. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve as _____________________________________________. Executive's principal place of employment shall be at the corporate offices of the Company in Sugar Land, Texas. Executive's principal place of employment shall not be moved more than 25 miles without his consent, although Executive understands and agrees that he may be required to travel from time to time for business purposes.

     2. COMPENSATION. The Company shall pay or cause to be paid to Executive during the Employment Period an annual base salary for his services under this Agreement of not less than $_______, payable in installments in accordance with the Company's normal payroll procedures for its executives. The Executive's base salary shall be subject to at least annual review and may be increased (but not decreased without his consent), depending upon the performance of the Company and Executive, upon the recommendation of the Company's President and approved by the Executive Compensation Committee of the Board of Directors of the Company (hereafter "COMMITTEE"). Nothing contained herein shall preclude the payment of any bonus or other compensation to Executive.

     3. DUTIES AND RESPONSIBILITIES OF EXECUTIVE. During the Employment Period, Executive shall devote his services full time to the business of the Company and perform the duties and responsibilities assigned to him by the Company's President or the Company's Board of Directors ("BOARD OF DIRECTORS" or "BOARD") to the best of his ability and with reasonable diligence.
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In determining Executive's duties and responsibilities, the Company's President and Board of Directors shall act in good faith and shall not assign duties and responsibilities to Executive that are not appropriate or customary with respect to the position of Executive hereunder. This Section 3 shall not be construed as preventing Executive from engaging in reasonable volunteer services for charitable, educational or civic organizations, or from investing his assets in such form or manner as will not require a material amount of his services in the operations of the companies or businesses in which such investments are made.

     4. TERM OF EMPLOYMENT. Executive's initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through February 28, 2001 (the "INITIAL TERM OF EMPLOYMENT"). Thereafter, the term of employment hereunder shall be automatically extended repetitively for an additional one (1) year period on March 1, 2001 and each anniversary thereof, unless Notice of Termination pursuant to Section 7 is given by either the Company or Executive to the other party at least ninety (90) days prior to the end of the Initial Term of Employment, or any one-year extension thereof, as applicable, that the Agreement will not be renewed for a successive one-year period. The Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the parties upon termination of employment. The Initial Term of Employment, and any one-year extension of employment hereunder, shall each be referred to herein as a "TERM OF EMPLOYMENT." The period from the Effective Date through the date of Executive's termination of employment for whatever reason shall be referred to herein as the "EMPLOYMENT PERIOD."

     5. BENEFITS. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to the following:

          (a) REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Executive for all reasonable travel, entertainment (including club dues appropriate in the performance of Executive's service hereunder) and other reasonable expenses paid or incurred by Executive in performing his duties hereunder. The Company shall also provide Executive with suitable office space, including secretarial and staff support.

          (b) OTHER BENEFITS. Executive shall be entitled to participate and shall be included in any pension, profit-sharing, stock option, deferred compensation, or similar plan or program of the Company to the extent that he is eligible under the provisions thereof. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Company to the extent that he is eligible under the provisions thereof.

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          (c)  PAID VACATION.  Executive shall be entitled to the number of days of paid vacation each year that is accorded under the Company's vacation policy for senior officers in the Office of the President of the Company, but not less than four weeks of paid vacation. The number of days of paid vacation may be increased by the Company's President or Board of Directors at any time during the Employment Period.

          (d) ANNUAL PHYSICAL. Each year the Company shall pay for a complete physical examination of Executive at the Sid Richardson Institute in Houston, Texas, or any comparable facility designated by the Company's President.

     6. RIGHTS AND PAYMENTS UPON TERMINATION. The Executive's right to compensation and benefits for periods after the date on which his employment with the Company terminates for whatever reason (the "TERMINATION DATE") shall be determined in accordance with this Section 6:

          (a) MINIMUM PAYMENTS. Executive shall be entitled to the following payments, in addition to any payments or benefits to which the Executive is entitled under the terms of any employee benefit plan or the following provisions of this Section 6:

               (i) his unpaid salary for the full month in which his Termination Date occurred; provided, however, if Executive is terminated for Cause (as defined in Section 6(b)), he shall only be entitled to receive his accrued but unpaid salary through his Termination Date; and

               (ii) his accrued but unpaid vacation pay for the period ending on his Termination Date.

               Such salary and accrued vacation shall be paid to Executive within five (5) business days following the Termination Date.


          (b)  CHANGE IN CONTROL PAYMENT.

               (1) Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive's employment is terminated within three (3) years following a Change in Control (as defined in Section 6(d)) either (A) by the Company other than for a "Non-Severance Event" (as defined in Section 6(d)), (B) by the Company due to non-renewal pursuant to Section 4 for any one-year renewal period at any time, or (C) by the Executive for Good Reason (as

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                    defined in Section 6(d)), then Executive shall be entitled to receive, and the Company shall be obligated to pay to Executive as additional pay (the "CHANGE IN CONTROL PAYMENT"), the product that is equal to three (3) multiplied by the sum of (x) which is Executive's annual base salary in effect immediately prior to his Termination Date and (y) which is the larger of either (i) or (ii), where (i) is Executive's targeted annual bonus in the year containing his Termination Date, such bonus amount to be calculated on the basis that any performance factors have been achieved, which shall be deemed to be one hundred percent (100%) unless the performance actually achieved is greater than 100% in which case the actual performance level shall be utilized, and
                    (ii) which is the highest amount of bonus(es) that Executive earned for any of the three (3) separate calendar years that immediately preceded the calendar year containing his Termination Date. Bonuses for purposes of these computations shall include any non-cash bonus such as shares of restricted stock. The Company shall pay the Change in Control Payment to Executive in a cash lump sum not later than ten (10) business days following the Termination Date. Moreover, such payment shall be in addition to, and shall not reduce or offset, any other payments that are due to Executive from the Company or from any other source.

               (2) The provisions of this Section 6(b) shall supersede any conflicting provisions of this Agreement but shall not be construed to curtail, offset or limit Executive's rights to any other payments, whether contingent upon a Change in Control or otherwise, under the Agreement or any other agreement, contract, plan or other source of payment.

          (c)  OTHER TERMINATION PAYMENTS.

               (1) This Section 6(c) shall apply to the extent that Executive is not entitled to receive the Change in Control Payment pursuant to Section 6(d) (above) for whatever reason. In the event that (A) Executive's employment is terminated by the Company for any reason other than a "Non-Severance Event" (as defined in Section 6(b)), (B) the Company does not renew the Agreement pursuant to Section 4 for any one-year renewal period at any time, or (C) Executive terminates his own employment hereunder for "Good Reason" (as defined below), then in any such event, the Company shall pay to Executive as additional pay ("ADDITIONAL PAY"), the product equal to two (2)

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                    multiplied by Executive's annual base salary in effect
                    immediately prior to his Termination Date. The Company shall pay the Additional Pay to Executive in a cash lump sum not later than thirty (30) calendar days following the Termination Date.

               (2) Notwithstanding any provision of this Section 6(c) to the contrary, the Executive must first execute an appropriate release agreement whereby he agrees to release and waive, in return for the Additional Pay described in Section 6(c)(1) only, any claims that he may have against the Company for
                    (A) unlawful discrimination (including, without limitation, age discrimination) and (B) termination pay under any severance pay plan or program maintained by the Company that covers Executive; provided, however, such release shall not release any claims by Executive for payments due under this Agreement, including, without limitation, any Change in Control payment described in Section 6(d), without Executive's express written consent. Executive shall not be required to mitigate any payments due under this Section 6(c) or any other provision of this Agreement.

          (d)  DEFINITIONS.

               (1) "NON-SEVERANCE EVENT" means termination of Executive for "Cause" (as defined below), or due to his death or Disability (as defined below).

               (2) "CAUSE" means a termination of Executive's employment directly resulting from (a) an act of dishonesty on the part of Executive constituting a felony which has a direct and adverse effect on the Company, (b) a breach by the Executive of any of the provisions of Sections 11, 12, 13 or 14, if such breach has a material adverse effect on the Company, or
                    (c) the willful, material and repeated nonperformance of Executive's duties to the Company (other than by reason of Executive's illness, incapacity or Disability) after written notice from the Board of such nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board believes that Executive has not substantially performed his duties) and his continued willful, material and repeated nonperformance of such duties for at least thirty (30) days after his receipt of such notice; and, for purposes of this clause (c), no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by

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                    Executive not in good faith and without reasonable belief
                    that his action or omission was in the best interest of the Company (assuming the disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under this Agreement).

                    Notwithstanding the foregoing, in any event before or after a Change in Control, Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to him a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail.

               (3) A "CHANGE IN CONTROL" of the Company means the occurrence of any one or more of the following events:

                         (a) The acquisition by any individual, entity or group
                    (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "PERSON")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
                    Act) of forty percent (40%) or more of either (i) the then outstanding shares of common stock of the Company (the "OUTSTANDING COMPANY STOCK") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES"); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary (as defined in Section 424(f) of the Code), (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a "MERGER"), if, following such Merger, the conditions described in clauses (i) and (ii) of paragraph (c) (below) are satisfied;

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                         (b) Individuals who, as of the Effective Date,
                    constitute the Board of Directors of the Company (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                         (c) Approval by the shareholders of the Company of a
                    Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;

                         (d) The sale or other disposition of all or
                    substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

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                         (e) Any other event that a majority of the Board, in
                    its sole discretion, determines to constitute a Change in Control hereunder.

               (4) "CODE" means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any "Successor Provisions" as defined in
                    Section 9(e).

               (5) "DISABILITY" shall mean a "permanent and total disability" as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the parties are not able to agree on the choice of a physician, each shall select a physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examination that is reasonably required by the physician.

               (6) "GOOD REASON" means the occurrence of any of the following events without Executive's express written consent:

                    (A)  A reduction in Executive's base salary;

                    (B) Any material breach by the Company or its successor of any provision of this Agreement; or

                    (C) After a Change in Control (as defined above), any of the following additional events:

                         (i) the failure by the Company or its successor to expressly assume and agree to continue and perform this Agreement in the same manner and to the same extent that the Company would be required to perform if such Change in Control had not occurred;

                         (ii) a relocation of more than twenty-five (25) miles
                              of Executive's principal office from the location of such office immediately prior to the Change in Control date;

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                         (iii)a substantial increase in the business travel
                              required of Executive by the Company or its successor;

                         (iv) the Company or its successor fails to continue in
                              effect any pension plan, life insurance plan, health-and-accident plan, 401(k) plan, employee stock ownership plan, disability plan or executive incentive compensation plan in which Executive was participating at the time of the Change in Control (or plans providing Executive with substantially equal and similar benefits), or the taking of any action by the Company or its successor which would adversely affect Executive's participation in or materially reduce his benefits under any such plan, or deprive him of any material fringe benefit enjoyed by him immediately prior to the Change in Control; or

                         (v)  a substantial and adverse change in the
                              Executive's duties, control, authority, status or position, or the assignment to the Executive of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment for Cause, Disability or death.

     7. NOTICE OF TERMINATION. Any termination by the Company or the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, the term "NOTICE OF TERMINATION" means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     8. NO MITIGATION REQUIRED. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

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     9.  CHANGE IN CONTROL:  REQUIREMENT OF BONUS PAYMENT IN CERTAIN
         CIRCUMSTANCES.

          (a) In the event that Executive is deemed to have received an "excess parachute payment" (as defined in Section 280G(b) of the Code) which is subject to the excise taxes (the "EXCISE TAXES") imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement, the Salary Continuation Agreement, the Severance Pay Agreement, or any other agreement, plan, instrument or obligation, in whatever form, the Company shall make the Bonus Payment (defined below) to Executive notwithstanding any contrary provision in this Agreement, the Salary Continuation Agreement, Severance Pay Agreement, or any other agreement, plan, instrument or obligation.

          (b) The term "BONUS PAYMENT" means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by Executive, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that Executive shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, Executive shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Bonus Payment and Executive are subject. An example of the calculation of the Bonus Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and Executive is not subject to state income taxes. Further assume that Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Bonus Payment is thus computed to be $100,000, i.e., the Bonus Payment of $100,000, less additional Excise Taxes on the Bonus Payment of $20,000 (i.e., 20% x $100,000) and income taxes of $40,000 (i.e., 40% x
     $100,000), yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.

          (c) Executive agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive that are "contingent on a change", as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payments is less than originally anticipated by Executive, Executive shall refund to the Company any excess Bonus Payment to the extent not required to pay Excise Taxes or income taxes

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     (including those incurred in respect of receipt of the Bonus Payment).
     Notwithstanding the foregoing, Executive shall not be required to take any action which his attorney or tax advisor advises him in writing (i) is improper or (ii) exposes Executive to personal liability. Executive may require the Company to deliver to Executive an indemnification agreement in form and substance reasonably satisfactory to Executive as a condition to taking any action required by this subsection (c).

          (d) The Company shall make any payment required to be made under this
     Section 9 in a cash lump sum after the date on which Executive received or is deemed to have received any such excess parachute payment. Any payment required to be paid by the Company under this Section 9 which is not paid within 30 days of receipt by the Company of Executive's written demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum with interest.

          (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("SUCCESSOR PROVISIONS"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Employee is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

          (f) All determinations required to be made under this Section 9 including, without limitation, whether and when a Bonus Payment is required, and the amount of such Bonus Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 30 days from the Change in Control Date by the independent tax consultant(s) selected by the Company and reasonably acceptable to Executive ("TAX CONSULTANT"). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Taxes as determined pursuant to this Section 9 shall be paid by the Company to the Internal Revenue Service or any other appropriate taxing authority on Executive's behalf within five (5) business days after receipt of the Tax Consultant's final determination to Company and Executive.

          (g) If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by Executive, the Tax Consultant shall furnish Executive with a written opinion that failure to disclose or report the Excise Taxes on Executive's federal income tax return will not constitute a

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     substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.

          (h) The Company shall indemnify and hold harmless the Executive, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("LOSSES") incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 9, including, without limitation, any Losses related to the Company's decision to contest a claim of any imputed income to Executive. The Company shall pay all fees and expenses incurred under this Section 9, and shall promptly reimburse Executive for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken by Executive hereunder. Any payments owing to Executive and not made within 30 days of delivery to the Company of evidence of Executive's entitlement thereto shall be paid to Executive together with interest at the maximum nonusurious rate permitted by law.

     10. POST-EMPLOYMENT MEDICAL BENEFITS. If Executive's employment with the Company is terminated for any reason except Cause (as defined in Section 6(b)) after Executive has completed at least five (5) complete years of service with the Company or its predecessors (including, for this purpose, prior service with any corporation acquired by or merged into the Company), then the Company shall provide post-employment medical coverage in accordance with the terms and conditions of this Section 10 for a period of two years. The Company shall continue to cover Executive and his spouse (hereinafter referred to as "SPOUSE") and his eligible dependent children, if any, from the date of Executive's termination of employment with the Company, under the group health care plan maintained by the Company to provide major medical insurance coverage for employees and their dependents (such group medical plan or its successor(s) shall be hereinafter referred to as the "HEALTH CARE PLAN"). The coverage of Executive and his Spouse under the Health Care Plan shall continue for each of their lives without interruption, but such coverage of his eligible dependent children shall continue only for such time period that they otherwise qualify for dependent coverage under the terms of the Health Care Plan. In the event of any change to the Health Care Plan following the Termination Date, Executive, his Spouse and dependents shall be treated consistently with the then-current senior officers of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the Health Care Plan. The provisions of this Section 10 shall be effective regardless of the reason for Executive's termination of employment with the Company except for Cause.

     The continuation coverage under the Health Care Plan provided to Executive and his Spouse pursuant to this Agreement shall continue and remain in full force and effect until the later of (a) Executive's date of death or (b) his Spouse's date of death. Executive and his Spouse hereby agree and consent to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar or succeeding plan or program that is maintained by the United States Government or any agency thereof (hereinafter

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referred to as "MEDICARE"). The coverage described in the immediately preceding sentence includes, without limitation, parts A and B of Medicare and any additional or successor parts of Medicare. Executive and his Spouse further agree and consent to pay all required premiums and other costs for Medicare coverage from their personal funds.

     If Executive or Spouse are covered under Medicare, the "retiree" coverage provided under the Health Care Plan to such person shall be secondary payor to Medicare to the full extent permitted by law. In addition, if Executive or his Spouse or other dependents should become covered under another major medical plan maintained by another employer or other entity, such coverage shall be primary payor to the coverage provided pursuant to this Section 10 to the full extent permitted by law.

     Executive, on behalf of himself and his Spouse and other dependents, if any, shall be required to pay premiums for their coverage under the Health Care Plan at the rates, if any, charged by the Company to active employees who are senior officers of the Company (or its successor) at the time the premium is charged. The Company shall not be responsible for the payment of any income or other taxes which may be imposed on Executive, or on his Spouse or dependents, as the result of receiving continuation coverage under the Health Care Plan pursuant to this Section 10.

     11. CONFLICTS OF INTEREST. In keeping with his fiduciary duties to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. Moreover, Executive agrees that he shall immediately disclose to the Board of Directors any known facts which might involve a conflict of interest of which the Board is not aware.

     Executive and Company recognize and acknowledge that it is not possible to provide an exhaustive list of actions or interests which may constitute a "conflict of interest." Moreover, Company and Executive recognize there are many borderline situations. In some instances, full disclosure of facts by the Executive to the Board of Directors may be all that is necessary to enable Company to protect its interests. In others, if no improper motivation appears to exist and Company's interests have not demonstrably suffered, prompt elimination of the outside interest may suffice. In egregious and material instances it may be necessary for Company to terminate Executive's employment for Cause (as defined in Section 6(b)). The Board of Directors reserves the right to take such action as, in its good faith judgment, will resolve the conflict of interest.

     Executive hereby agrees that any interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might adversely affect the Company or any of its affiliated entities, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive would or might arise, and which should be reported immediately to the Board of Directors, include, but are not limited to, any of the following:

          (a) Ownership of more than a de minimis interest in any lender, supplier, contractor, customer or other entity with which Company or any of its affiliated entities does business;

          (b) Intentional misuse of information, property or facilities to which Executive has access in a manner which is demonstrably injurious to the interests of Company or any of its affiliated entities, including its business, reputation or goodwill; or

          (c) Materially trading in products or services connected with products or services designed or marketed by or for the Company or any of its affiliated entities.

     For purposes of this Agreement, "AFFILIATED ENTITY" means any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

     12.  CONFIDENTIAL INFORMATION.

          (a) CONFIDENTIAL INFORMATION DEFINED. Executive hereby acknowledges that in his senior management position, he will create, acquire and have access to confidential information and trade secrets pertaining to the business of Company (hereafter "Confidential Information" as defined below). Executive hereby acknowledges that such Confidential Information is unique and valuable to Company's business and that Company could suffer irreparable injury if Confidential Information was divulged to the public or to persons or entities in competition with Company. Therefore, Executive hereby covenants and agrees to keep in strict secrecy and confidence, both during and after the Employment Period, any Confidential Information. Executive specifically agrees that he will not at any time disclose to others, use, copy or permit to be copied, except in pursuance of his duties on behalf of Company or with the prior consent of Company, Confidential Information relating to the Company or any of its affiliated entities.

          For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean and include, without limitation, information related to the business affairs, property, methods of operation, future plans, financial information, customer or client information, or other data which relates to the business or operations of Company or any of its affiliated entities, and other information obtained by Executive during the Employment Period which concerns the affairs of Company or any of its affiliated entities and which Company has requested be held in confidence or could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or any of its affiliated entities, or its and their directors, officers, employees or shareholders. Confidential Information, however, shall not include:

               (i) Information that is at the time of receipt by Executive in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Executive; or

               (ii) Information that at any time is received in good faith by Executive from a third party who was lawfully in possession of the same and had the right to disclose the same.

          (b) REQUIRED DISCLOSURE. In the event that Executive is required by law which cannot be waived to disclose any Confidential Information, Executive agrees that he will provide prompt notice of such potential disclosure to Company so that an appropriate protective order may be sought and/or a waiver of compliance with the provisions of this Agreement may be granted. In the event that (i) such protection or other remedy is not obtained or (ii) Company waives in writing the compliance by Executive with this provision, Executive agrees that he may furnish only that portion of the Confidential Information which Executive is advised by written opinion of counsel is legally required to be disclosed, and Executive shall exercise reasonable effort to obtain assurances that confidential treatment will be accorded such Confidential Information.

          (c) DELIVERY OF DOCUMENTS. Executive further agrees to deliver to Company at the termination of his employment, all correspondence, memoranda, notes, records, drawings, plans, customer lists or other documents, and all copies thereof made, composed or received by Executive, solely or jointly with others, and which are in Executive's possession, custody or control at such date and which relate in any manner to the past, present or anticipated business of Company or any of its affiliated entities.

          (d) REMEDIES. In the event of a breach or threatened breach of any of the provisions of this Section 12, Company shall be entitled to an injunction ordering the return of all such documents, and any and all copies thereof, and restraining Executive from using or disclosing, for his benefit or the benefit of others, in whole or in part, any Confidential Information, including, but not limited to, the Confidential Information which such documents contain, constitute or embody. Executive further agrees that any breach or threatened breach of any of the provisions of this Section 12 could cause irreparable injury to Company, for which it would have no adequate remedy at law. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

     13. PROPERTY RIGHTS. In keeping with his fiduciary duties to Company, Executive hereby covenants and agrees that during his Employment Period, and for a period of six (6) months following his Termination Date, Executive shall promptly disclose in writing to Company any and all information, ideas, concepts, improvements, discoveries, inventions and other intellectual properties, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by Executive, either individually or jointly with others, and which relate to the business, products or services of Company or any of its affiliated entities. In consideration for his employment hereunder, Executive hereby specifically sells, assigns and transfers to Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries, inventions and other intellectual properties.

     If during the Employment Period, Executive creates any original work of authorship or other property fixed in any tangible medium of expression which
(a) is the subject matter of copyright (including computer programs) and (b) relates to Company's present or planned business, products, or services, whether such property is created solely by Executive or jointly with others, such property shall be deemed a work for hire, with the copyright automatically vesting in Company. To the extent that any such writing or other property is determined not to be a work for hire for whatever reason, Executive hereby consents and agrees to the unconditional waiver of "moral rights" in such writing or other property, and to assign to Company all of his right, title and interest, including copyright, in such writing or other property.

     Executive hereby agrees to (a) exercise reasonable effort to assist Company or its nominee in the protection of any and all property subject to this Section 13, (b) not to disclose any such property to others without the written consent of Company or its nominee, except as required by his employment hereunder, and
(c) at the request of Company, to execute such assignments, certificates or other interests as Company or its nominee may from time to time deem desirable to evidence, establish, maintain, perfect, protect or enforce its rights, title or interests in or to any such property.

     14. AGREEMENT NOT TO COMPETE. Executive hereby recognizes and acknowledges that: (a) in his executive capacity with Company he will be given knowledge of, and access to, the Confidential Information (as described in Section 12); (b) in the event that Executive was to enter into competition with Company, Executive's knowledge of such Confidential Information would be of invaluable benefit to a competitor of Company, and could cause irreparable harm to Company's business interests; and (c) Executive's consent and agreement to enter into the noncompetition provisions and covenants set forth herein is an integral condition of this Agreement, without which Company would not have agreed to provide Confidential Information to Executive nor to his compensation, benefits, and other terms of this Agreement. Accordingly, in consideration for his employment, compensation, benefits, access to and entrustment of Confidential Information, and the goodwill, training and experience provided to Executive during his Employment Period, Executive hereby covenants, consents and agrees (regardless of whether or not there has been a Change in Control as defined in Section 6(b)) that during the Employment Period, and for a period of one (1) year after his employment is terminated for any reason except (i) termination by the Company without Cause (as defined in Section 6(b)) or termination by Executive for Good Reason (as defined in Section 6(b)) or (ii) termination of employment after expiration of the Term of Employment due to non-renewal of this Agreement by the Company pursuant to Section 4,

Executive shall not, directly or indirectly, acting alone or in conjunction with others, for his own account or for the account of others, including, without limitation, as an officer, director, stockholder, owner, partner, joint venturer, employee, promoter, consultant, agent, representative, or otherwise:

          (a) Solicit, canvass, or accept any fees or business from any customer of Company for himself or any other person or entity engaged in a "Similar Business to Company" (as defined below);

          (b) Engage or participate in any Similar Business to Company within the entire continental United States (referred to herein as the "RESTRICTED AREA");

          (c) Request or advise any service provider, supplier, or customer to reduce or cancel any business that it may transact with Company or any of its affiliated entities;

          (d) Solicit, induce, or otherwise attempt to influence any employee of the Company or any of its affiliated entities, to terminate his or her relationship with the Company or any of its affiliated entities; or

          (e) Make any statement or perform any act intended to advance an interest of an existing or prospective competitor of the Company or any of its affiliated entities in any way that demonstrably injures the reputation, goodwill or any other business interest of Company or any of its affiliated entities.

     For purposes of this Agreement, "SIMILAR BUSINESS TO COMPANY" means any business or other enterprise that is competitive with the current or planned businesses, products, services or operations of the Company or any of its affiliated entities at the time of termination of Executive's employment.

     For purposes of clarity and not limitation, the non-compete and other provisions of this Section 14 shall not apply to Executive if Executive's employment hereunder is terminated (a) by the Company without Cause (as defined in Section 6(b)), (b) by the Executive for Good Reason (as defined in Section 6(b)), or (c) after the Term of Employment (as defined in Section 4) has expired due to non-renewal by the Company.

     Executive hereby agrees that the limitations set forth in this Section 14 on his rights to compete with Company after his termination of employment are reasonable and necessary for the protection of Company. In this regard, Executive specifically agrees that such limitations as to the period of time, geographic area and types and scopes of restriction on his activities, as specified above, are reasonable and necessary to protect the goodwill and other business interests of Company. However, should the time period, the geographic area or any other non-competition provision set forth herein be deemed invalid or unenforceable in any respect, then Executive acknowledges and agrees that, as set forth in Section 15 hereof, reformation may be made with respect to such time period, geographic area or other non-competition provision in order to protect Company's reasonable business interests to the maximum permissible extent.

     15. REMEDIES. In the event of any pending, threatened or actual breach of any of the covenants or provisions of Section 11, 12, 13 or 14, it is understood and agreed by Executive that the remedy at law for a breach of any of the covenants or provisions of these Sections may be inadequate and, therefore, Company shall be entitled to a restraining order or injunctive relief from any court of competent jurisdiction, in addition to any other remedies at law and in equity. In the event that Company seeks to obtain a restraining order or injunctive relief, Executive hereby agrees that Company shall not be required to post any bond in connection therewith. Should a court of competent jurisdiction or an arbitrator (pursuant to Section 25) declare any provision of Section 11, 12, 13 or 14 to be unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Executive and Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of Company or any of its affiliated entities. Executive hereby acknowledges and agrees that all of the covenants and other provisions of Sections 11, 12, 13 and 14 are reasonable and necessary for the protection of the Company's reasonable business interests. Executive hereby agrees that if the Company prevails in any action, suit or proceeding with respect to any matter arising out of or in connection with Section 11, 12, 13 or 14, Company shall be entitled to all equitable and legal remedies, including, but not limited to, injunctive relief and compensatory damages.

     16. DEFENSE OF CLAIMS. Executive agrees that during the Employment Period and for a period of two (2) years after his Termination Date, upon reasonable request from the Company, he will cooperate with the Company and its affiliated entities in the defense of any claims or actions that may be made by or against the Company or any of its affiliated entities that affect his prior areas of responsibility, except if Executive's reasonable interests are adverse to the Company (or affiliated entity) in such claim or action as determined by Executive or his counsel. To the extent travel is required to comply with the requirements of this Section 16, the Company shall, to the extent possible, provide Executive with notice at least 10 days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse Executive upon demand for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with his obligations under this Section 16.

     17.  DETERMINATIONS BY THE COMMITTEE.

          (a) TERMINATION OF EMPLOYMENT. Prior to a Change in Control (as defined in Section 6(b)), any question as to whether and when there has been a termination of Executive's employment, and the cause of such termination, shall be determined in good faith by the Committee.

          (b) COMPENSATION. Prior to a Change in Control (as defined in Section 6(b)), any question regarding salary, bonus and other compensation payable to Executive pursuant to this Agreement shall be determined in good faith by the Committee.

     18. WITHHOLDINGS: RIGHT OF OFFSET. Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company's employees generally, and (c) any advances made to Executive and owed to Company.

     19. NONALIENATION. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

     20. INCOMPETENT OR MINOR PAYEES. Should the Board of Directors determine that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder may, notwithstanding any other provision of this Agreement to the contrary, be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board of Directors, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

     21. INDEMNIFICATION. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Executive from and against any and all liability arising from his service as an employee, officer or director of the Company and its affiliates. To the fullest extent permitted by law, the Company shall retain counsel to defend Executive or shall advance legal fees and expenses to Executive for counsel selected by Executive in connection with any litigation or proceeding related to service as an employee, officer and director of the Company or any of its affiliates. This Section 21 shall not limit in any way the rights of Executive to any other indemnification from the Company, as a matter of law, contract or otherwise.

     22. SEVERABILITY. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 25), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

     23. TITLE AND HEADINGS; CONSTRUCTION. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words "herein", "hereof", "hereunder" and other compounds of the word "here" shall refer to the entire Agreement and not to any particular provision hereof.

     24. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

     25.  ARBITRATION.

          (a) ARBITRABLE MATTERS. If any dispute or controversy arises between Executive and the Company as to their respective rights or obligations under this Agreement, then either party may submit the dispute or controversy to arbitration under the then-current National Employment Dispute Resolution Rules of the American Arbitration Association (AAA) (the "RULES"); provided, however, the Company shall retain its rights to seek a restraining order or injunctive relief pursuant to Section 15. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree to a single arbitrator. The site for any arbitration hereunder shall be either Harris County or Fort Bend County, Texas, unless otherwise mutually agreed by the parties.

          (b) SUBMISSION TO ARBITRATION. The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision in this Section 25, Executive shall be entitled to seek specific performance of the Executive's right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

          (c) ARBITRATION PROCEDURES. The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. (S)(S) 1 et. seq. (or its successor). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

          (d)  COMPLIANCE WITH AWARD.

               (i) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

               (ii) The parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (e) COSTS AND EXPENSES. Each party shall pay any monetary amount required by the arbitrator's award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator and the AAA shall be paid by the Company, unless otherwise determined by the arbitrator in the award such as, for example, if the arbitrator determines that Executive's claim was frivolous or not brought in good faith. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney's fees which are reasonably incurred by the other party as determined by the arbitrator.

     26. BINDING EFFECT: THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

     27. ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire agreement of the parties with respect to Executive's employment and the other matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

     28. SURVIVAL OF CERTAIN PROVISIONS. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 17 and 25 hereof, shall survive any termination or expiration of this Agreement.

     29. WAIVER OF BREACH. No waiver by either party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

     30. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliated entities, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of Company in a Change in Control (as defined in Section 6(b)) or otherwise. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

     This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees or other Beneficiary. In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Beneficiary. "Beneficiary", for this purpose, shall mean the person or persons designated by Executive in writing to receive any benefits payable to Executive hereunder in the event of his death or, if no such person is so designated, Executive's surviving spouse if any, or, if not, then Executive's estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of Executive's death.

     31. NOTICES. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

          (i)  If to Company, addressed to:

               Imperial Sugar Company
               P.O. Box 9
               Sugar Land, Texas 77487-0009
               Attention: President

          (ii) If to Executive, addressed to the address set forth below his name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 31.

     32. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.

     33. EXECUTIVE ACKNOWLEDGMENT. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read the Agreement, and (c) he understands its terms and conditions. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any other contract of employment or covenant not to compete that would conflict with his duties under this Agreement.

     34. TERMINATION OF PRIOR EMPLOYMENT AGREEMENT/SURVIVAL OF OTHER AGREEMENTS. After this Agreement is effective and enforceable upon execution of this Agreement by the parties hereto, that certain Employment Agreement between the Company and _______________ dated _________________ shall terminate and be superseded in all respects by this Agreement. All other agreements or arrangements between the Executive and Company in effect on the date hereof shall remain fully effective.


                           [Signature page follows.]

     IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.


WITNESS:                                EXECUTIVE:



Signature: ------------------------     Signature: ---------------------------

Name: -----------------------------     Name: --------------------------------

Date: -----------------------------     Date: --------------------------------

                                        Address for Notices: -----------------

                                                    --------------------------

                                                    --------------------------

                                                    --------------------------






ATTEST:                                 IMPERIAL SUGAR COMPANY:



By: -------------------------------     By: ---------------------------------

Title: ----------------------------     Its: --------------------------------

Name: -----------------------------     Name: -------------------------------

Date: -----------------------------     Date: -------------------------------